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                                                                    Exhibit 11.0

                       Calculation of Earnings per Share


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
                                                                                                December 31
                                                                                  2000              1999             1998
                                                                                  ----              ----             ----
Weighted Average shares Outstanding                                             2,302,443         2,319,588        2,312,422

Common Stock Equivalents                                                               --                --            6,731

Average Common Shares and Equivalents, Fully Diluted                            2,302,443         2,319,588        2,319,153

Net income                                                                     $  971,617        $  690,295       $1,002,844

Basic Earnings per Share                                                       $     0.42        $     0.30       $     0.43

Diluted Earnings per Share                                                     $     0.42        $     0.30       $     0.43
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